Exhibit 3.1(c)

                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                      INTEGRATED INFORMATION SYSTEMS, INC.

            Pursuant to Section 151(g) of the General Corporation Law
                            of the State of Delaware

      The undersigned, being the President of Integrated Information Systems, Inc. (the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof,

DOES HEREBY CERTIFY:

      THAT, by the Certificate of Incorporation of the Corporation, as amended and restated, duly filed in the office of the Secretary of State of Delaware on November 15, 1999 (the "Certificate of Incorporation"), the Corporation is authorized to issue a total number of shares of capital stock equal to 105,000,000 shares, of which 100,000,000 shares shall be $0.001 par value common stock (the "Common Stock") and 5,000,000 shares of which shall be $0.001 par value preferred stock (the "Preferred Stock"); and, by said Certificate of Incorporation, the shares of the Preferred Stock are authorized to be issued in one or more series as may be determined from time to time by the Board of Directors of the Corporation, each of such series to be distinctly designated.

      THAT, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors on February 25, 2003, duly adopted resolutions creating the Series A 8% Convertible Preferred Stock of the Corporation.

      THAT, the purchaser of the Series A 8% Convertible Preferred Stock has agreed to exchange all shares of the Series A 8% Convertible Preferred Stock purchased for shares of the Series B 12% Convertible Preferred Stock at a ration of one for one and to purchase additional shares of the Series B 12% Convertible Preferred Stock.

      THAT, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, the Board of Directors on April 4, 2003, duly adopted the following resolutions creating the Series B 12% Convertible Preferred Stock of the Corporation to consist initially of 200,000 shares and fixing the designations, preferences, and rights, and the qualifications, limitations, and restrictions thereof, of the shares of such series by all necessary action on the part of the Corporation:

      WHEREAS, Article Fourth of the Certificate of Incorporation of the Corporation authorizes the issuance of Five Million (5,000,000) shares of preferred stock, par value $0.001 per share, issuable from time to time in one or more series; and

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      WHEREAS, the Board of Directors of the Corporation is authorized by
Article Fourth of the Certificate of Incorporation to divide the preferred stock into series and to fix and determine the designations, powers, preferences, and rights of the shares of each serial preferred stock so established, and the qualifications, limitations, or restrictions thereof; and

      WHEREAS, it is the desire of the Board of Directors, pursuant to the authority granted to it, to provide for the issuance of a series of preferred stock and to fix the rights, preferences, privileges, restrictions, and other matters relating to that series.

      NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby authorize and provide for the issuance of the series of preferred stock of the Corporation as herein described and does hereby fix and determine the rights, preferences, privileges, restrictions, and other matters relating to such series of preferred stock as follows:

      1. Designation. A total of 200,000 shares of the Corporation's Preferred Stock shall be designated as "Series B 12% Convertible Preferred Stock," such stock to be issued from time to time pursuant to a Securities Purchase Agreement between the Corporation and the purchasers named therein (the "Securities Purchase Agreement").

      2. Dividends. Subject to provisions of law, the holders of record of shares of the Series B 12% Convertible Preferred Stock shall be entitled to receive dividends, which shall accrue from the date of issuance and which shall be payable, except as otherwise provided herein, when, as, and if declared by the Board of Directors, out of assets which are legally available for the payment of such dividends, including any special dividends declared by the Board of Directors as well as ordinary dividends, at an annual rate equal to $1.20 per share of Series B 12% Convertible Preferred Stock (subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event involving the Series B 12% Convertible Preferred Stock), provided that such dividends shall not be currently payable and shall only be payable when and if specifically declared by the Company's Board of Directors. Dividends shall be cumulative. Dividends payable on the Series B 12% Convertible Preferred Stock for any period less than a full year shall be computed on the basis of the actual number of days elapsed and a 365-day year. No dividends shall be paid or declared, and no other distribution shall be made, on or with respect to the Common Stock of the Corporation at a rate greater than the rate at which dividends accrue on the Series B 12% Convertible Preferred or as long as there are shares of Series B 12% Convertible Preferred Stock issued and outstanding; provided, however, that nothing in this Section 2 shall prohibit the Corporation from distributing to its holders of Common Stock rights to purchase shares of Common Stock pursuant to a rights offering. Upon the redemption of the shares of Series B 12% Convertible Preferred Stock or the conversion of shares of the Series B 12% Convertible Preferred Stock into Common Stock of the Corporation, all accrued dividends with respect to such converted shares shall be promptly paid, at the option of the Corporation, in cash or in additional shares of Common Stock.


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

      3. Liquidation, Dissolution, or Winding Up.

            (a) Treatment at Sale, Liquidation, Dissolution, or Winding Up. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), before any distribution or payment is made to any holders of any shares of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series B 12% Convertible Preferred Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated to be senior to, or on a parity with, the Series B 12% Convertible Preferred Stock, the holders of shares of Series B 12% Convertible Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, whether such assets are capital, surplus, or earnings, an amount equal to Thirty Dollars ($30.00) per share of Series B 12% Convertible Preferred Stock plus any accrued and unpaid dividends on the Series B 12% Convertible Preferred Stock (the "Series B Liquidation Value"). After payment has been made to the holders of the Series B 12% Convertible Preferred Stock and any series of Preferred Stock designated to be senior to, or on a parity with, the Series B 12% Convertible Preferred Stock, and any other series of Preferred Stock, of the full liquidation preference to which such holders shall be entitled as aforesaid, the remaining assets shall be distributed among the holders of Common Stock and the holders of the Series B 12% Convertible Preferred Stock on an as-if-converted basis.

            (b) Insufficient Funds. If upon such liquidation, dissolution, or winding up the assets or surplus funds of the Corporation to be distributed to the holders of shares of Series B 12% Convertible Preferred Stock and any other then-outstanding shares of the Corporation's capital stock ranking senior to or on a parity with respect to payment on liquidation with the Series B 12% Convertible Preferred Stock (the "Series B Parity Stock") shall be insufficient to permit payment to such respective holders of the full Series B Liquidation Value and all other preferential amounts payable with respect to the Series B 12% Convertible Preferred Stock and such Series B Parity Stock, then the assets available for payment or distribution to such holders shall be allocated among the holders of the Series B 12% Convertible Preferred Stock and such Series B Parity Stock, pro rata, in proportion to the full respective preferential amounts to which the Series B 12% Convertible Preferred Stock and such Series B Parity Stock are each entitled.

            (c) Certain Transactions Treated as Liquidation. For purposes of this Section 3, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization or consolidation with or into another corporation in which the Corporation is not the surviving entity (other than a mere re-incorporation transaction), or (ii) a sale, transfer, or lease (other than a pledge or grant of a security interest to a bona fide lender) of all or substantially all of the assets of the Corporation shall be treated as a Liquidation Event and shall entitle the holders of Series B 12% Convertible Preferred Stock to receive the amount that would be received in a liquidation, dissolution, or winding up pursuant to Section 3(a) hereof. The Corporation shall provide the holders of Series B 12% Convertible Preferred Stock with notice of all transactions which may be treated as a liquidation, dissolution, or winding up pursuant to this Section 3(c) twenty (20) days prior to the earlier of the vote or consent relating to such transaction or the closing of such transaction.


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

            (d) Distributions of Property. Whenever the distribution provided for in this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors.

      4. Voting Power. Except as provided by applicable law and Section 9 hereof, the holders of shares of the Series B 12% Convertible Preferred Stock shall have no voting rights with respect to the business, management or affairs of the Corporation; provided that the Corporation shall provide each holder with prior notification of each meeting of stockholders (and copies of proxy statements and other information sent to such stockholders).

      5. Conversion. The holders of the Series B 12% Convertible Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:

            (a) General. Subject to and in compliance with the provisions of this Section 5, including the limitations of Section 5(e) hereof, shares of the Series B 12% Convertible Preferred Stock may, at the option of the holder thereof, be converted at any time into fully-paid and non-assessable shares of Common Stock; provided, however, that a holder must convert a minimum of 5,000 shares of Series B 12% Convertible Preferred Stock (unless the holder is converting any lesser number of shares of Series B 12% Convertible Preferred Stock as a final conversion of all shares of such holder). The number of shares of Common Stock which a holder of Series B 12% Convertible Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Series B Applicable Conversion Rate (determined as provided in
Section 5(b)) by the number of shares of Series B 12% Convertible Preferred Stock being converted at any time.

            (b) Applicable Conversion Rate. The conversion rate in effect at any time for the Series B 12% Convertible Preferred Stock (the "Series B Applicable Conversion Rate") shall be obtained by dividing $10.00 by the Series B Applicable Conversion Value, as defined in Section 5(c). Initially, the Series B Applicable Conversion Rate shall be rounded to 9.10, and each share of Series B 12% Convertible Preferred Stock shall initially be convertible into exactly 1.1 shares of Common Stock.

            (c) Applicable Conversion Value. The Series B Applicable Conversion Value in effect from time to time, except as adjusted in accordance with Section 5(d) hereof, shall be $1.10 (the "Series B Applicable Conversion Value").


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

            (d) Adjustments to Series B Applicable Conversion Value.

                  (i) If there is an Extraordinary Common Stock Event (as hereinafter defined), the Series B Applicable Conversion Value (and all other conversion values set forth in this Section 5) shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the Series B Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series B Applicable Conversion Value. An "Extraordinary Common Stock Event" shall mean (A) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (B) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (C) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                  (ii) If the Corporation (A) sells or issues shares of its Common Stock, (B) issues rights, options or warrants to subscribe for or purchase shares of Common Stock or (C) issues or sells other rights for the purchase of shares of Common Stock or securities convertible into or exchangeable into shares of Common Stock (but not the issuance of any Excluded Securities, as defined below) (collectively, the "Securities"), at a price per share (the "New Issue Price") less than the Series B Applicable Conversion Value, then in each such case the Series B Applicable Conversion Value in effect immediately prior to the issuance of such Securities shall be reduced to the price obtained by multiplying the number of shares of Common Stock outstanding immediately prior to such issuance by the Series B Applicable Conversion Value and adding to that product the New Issue Price and then dividing that sum by the number of shares of Common Stock outstanding immediately after such issuance, all with the intent of adjusting the Series B Applicable Conversion Value to the average price received by the Corporation for stock issuances taking into account the amount of money raised at different prices. In determining whether any Securities entitle the holders of the Common Stock to subscribe for or purchase shares of Common Stock at less than the Series B Applicable Conversion Value, and in determining the New Issue Price of the shares of Common Stock so offered, there shall be taken into account any consideration received by the Corporation for such Securities, any consideration required to be paid upon the exercise, conversion or exchange, as applicable, of such Securities and the value of all such consideration (if other than cash) shall be determined in good faith by the Board of Directors of the Corporation. "Excluded Securities" shall mean the issuance of up to 2,400,000 shares of Common Stock under the Corporation's 1997 Long-Term Incentive Plan and the 2002 Broad-Based Stock Incentive Plan and the issuance of up to 1,000,000 shares of Common Stock when used as consideration in acquisitions of stock or assets of other entities.

                  (iii) The adjustments provided for in Sections 5(d)(i) and 5(d)(ii) shall be made successively upon any Extraordinary Common Stock Event and whenever any Securities are issued (provided, however, that no further adjustments in the Series B Applicable Conversion Value shall be made upon the subsequent exercise, conversion or exchange, as applicable of such Securities pursuant to the original terms of such Securities) and shall become effective immediately after such event or issuance.

            (e) Limitation on Shares Issuable Upon Conversion. Notwithstanding any other provision herein, in no event shall the aggregate number of shares of Common Stock issuable upon conversion of the Series B 12% Convertible Preferred Stock exceed 19.99% of the number of shares of Common Stock outstanding on the original issuance date of the Series B 12% Convertible Preferred Stock (the "Maximum Share Amount"), subject to adjustment in accordance with Section 5(d), unless

                  (i) the Corporation has obtained approval of the issuance of all shares of Common Stock issuable upon conversion of the shares of Series B 12% Convertible Preferred Stock by a majority of the total votes eligible to be cast on such proposal, in person or by proxy, by the holders of the then outstanding Common Stock in accordance with Nasdaq Marketplace Rule 4350(i) (shares Common Stock obtained upon conversion of Series B 12% Convertible Preferred Stock shall not be eligible to vote on such proposal); or

                  (ii) the Corporation has obtained permission from Nasdaq to allow the conversion of the shares of Series B 12% Convertible Preferred Stock without obtaining stockholder approval.

The Company shall maintain records setting forth the number of shares of Common Stock issued by the Company upon conversion of shares of Series B 12% Convertible Preferred Stock from time to time, which records shall be controlling in the absence of manifest error.

            (f) Automatic Conversion Upon Stockholder Approval.

                  (i) Mandatory Conversion of Preferred Stock. Immediately upon
(A) the approval of the issuance of all shares of Common Stock issuable upon conversion of the shares of Series B 12% Convertible Preferred Stock by a majority of the total votes eligible to be cast on such proposal, in person or by proxy, by the holders of the then outstanding Common Stock, or (B) the receipt of permission from Nasdaq to allow such issuances without any limitation on the number of shares of Common Stock issuable upon conversion of the shares of Series B 12% Convertible Preferred Stock (each, a "Mandatory Conversion Event"), all outstanding shares of Series B 12% Convertible Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such shares of Series B 12% Convertible Preferred Stock are then convertible pursuant to Section 5 hereof as of the date of the Mandatory Conversion Event, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.


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

                  (ii) Surrender of Certificates Upon Mandatory Conversion. Upon the occurrence of a Mandatory Conversion Event, the holders of the Series B 12% Convertible Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series B 12% Convertible Preferred Stock so surrendered were convertible on the date on which such conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing the shares of Series B 12% Convertible Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

            (g) Mandatory Conversion at Option of Corporation. On the first day which the 20-Day Average Price of the Common Stock is $4.40 or higher (an "Average Price Conversion Date") and notwithstanding any subsequent drop in the 20-Day Average Price, the Corporation shall have the right to require the conversion of all outstanding shares of Series B 12% Convertible Preferred Stock into the number of shares of Common Stock into which such shares of Series B 12% Convertible Preferred Stock are convertible on the Average Price Conversion Date pursuant to Section 5 hereof; provided, however, that the Corporation may not require such conversion if conversion would require the Corporation to issue Common Stock in excess of the Maximum Share Amount, unless the Corporation has satisfied the condition of Section 5(e)(i) or of Section 5(e)(ii), or both. Upon the occurrence of a conversion event pursuant to this Section 5(g), the holders of the Series B 12% Convertible Preferred Stock shall, upon notice from the Corporation in the manner provided in Section 6(b), surrender the certificates representing such shares at the office of the Corporation or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series B 12% Convertible Preferred Stock so surrendered were convertible on the Average Price Conversion Date. The Corporation shall not be obligated to issue such certificates unless certificates evidencing the shares of Series B 12% Convertible Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

            (h) Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Series B Applicable Conversion Rate, the Corporation at its expense will furnish each holder of Series B 12% Convertible Preferred Stock with a certificate prepared by the Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

            (i) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series B 12% Convertible Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares.

Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series B 12% Convertible Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series B 12% Convertible Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series B 12% Convertible Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B 12% Convertible Preferred Stock in accordance with the provisions of this Section 5, rounded up to the nearest whole share as provided in Section 5(j), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B 12% Convertible Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

            (j) No Issuance of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series B 12% Convertible Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series B 12% Convertible Preferred Stock, the Corporation shall round up to the next whole share of Common Stock issuable upon the conversion of shares of Series B 12% Convertible Preferred Stock. The determination as to whether any fractional shares of Common Stock shall be rounded up shall be made with respect to the aggregate number of shares of Series B 12% Convertible Preferred Stock being converted at any one time by any holder thereof, not with respect to each share of Series B 12% Convertible Preferred Stock being converted.

            (k) Partial Conversion. In the event some but not all of the shares of Series B 12% Convertible Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series B 12% Convertible Preferred Stock which were not converted.

            (l) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B 12% Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B 12% Convertible Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B 12% Convertible Preferred Stock (including any shares of Series B 12% Convertible Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Preferred Stock), the


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Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (m) No Reissuance of Preferred Stock. No share or shares of Series B 12% Convertible Preferred Stock acquired by the Corporation by reason of conversion shall be reissued, and all such shares shall be cancelled, retired, and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series B 12% Convertible Preferred Stock.

      6. Redemption.

            (a) The Corporation may, from time to time, redeem for cash all or part of the Series B 12% Convertible Preferred Stock, but not less than 25% of the shares of Series B 12% Convertible Preferred Stock sold pursuant to the Securities Purchase Agreement, on not less than 30 days notice pursuant to a Redemption Notice, as defined below, to the holders thereof, during the periods and at the prices set forth below, plus all accrued but unpaid dividends thereon.

                                                         Multiple of Series B
                  Time Period                        Applicable Conversion Value
                  -----------                        ---------------------------
      May 1, 2003 through April 30, 2004                        10.3x
      May 1, 2004 through April 30, 2006                        11.5x
             After April 30, 2006                               12.5x

            (b) Any written notice required by Section 6(a) shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B 12% Convertible Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, setting a "Redemption Date," the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder's certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section 9(c), on or after the Redemption Date, each holder of Series B 12% Convertible Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event that less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

            (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series B 12% Convertible Preferred Stock designated for redemption in the Redemption Notice as holders of Series B 12% Convertible Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such


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

shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

            (d) Any shares of Series B 12% Convertible Preferred Stock redeemed pursuant to this Section 6 or otherwise acquired by the Corporation in any manner whatsoever shall be cancelled and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series B 12% Convertible Preferred Stock.

      7. Registration of Transfer. The Corporation will keep at its principal office a register for the registration of shares of Series B 12% Convertible Preferred Stock. Upon the surrender of any certificate representing shares of Series B 12% Convertible Preferred Stock at such place, the Corporation will, at the request of the record holders of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefore representing the aggregate number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Series B 12% Convertible Preferred Stock as is required by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate.

      8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing shares of Series B 12% Convertible Preferred Stock, and in the case of any such loss, theft, or destruction, upon receipt of an unsecured indemnity from the holder reasonably satisfactory to the Corporation or, in the case of such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series B 12% Convertible Preferred Stock represented by such lost, stolen, destroyed, or mutilated certificate and dated the date of such lost, stolen, destroyed, or mutilated certificate.

      9. Restrictions and Limitations on Corporate Action. So long as at least 40% of the shares of Series B 12% Convertible Preferred Stock sold pursuant to the Securities Purchase Agreement remain outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series B 12% Convertible Preferred Stock: (i) alter or change the rights, preferences or privileges of the Series B 12% Convertible Preferred Stock or any other capital stock of the Corporation so as to affect materially and adversely the Series B 12% Convertible Preferred Stock;
(ii) increase the authorized number of shares of Preferred Stock; (iii) create any new class or series of capital stock having a preference over or ranking pari passu with the Series B 12% Convertible Preferred Stock as to redemption or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Corporation; (iv) issue any new class or series of capital stock having a preference over or ranking pari passu with the Series B 12% Convertible Preferred Stock as to redemption or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Corporation other than pursuant to the Securities Purchase Agreement; (v) sell a substantial portion of its assets, or merge with another entity in a


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

transaction in which the Corporation is not the surviving entity; or (vi) amend the Corporation's Certificate of Incorporation.

      10. Registration Rights. In addition to the restriction on corporate action set forth in Section 9(v), the Corporation shall not sell a substantial portion of its assets, or merge with another entity in a transaction in which the Corporation is not the surviving entity unless the resulting successor or acquiring entity assumes by written instrument the obligations of the Corporation hereunder, under the Securities Purchase Agreement and the related Registration Rights Agreement by and among the Corporation and the purchasers named therein.

      11. Notices of Record Date. In the event of:

            (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

            (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

            (c) any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series B 12% Convertible Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution, or right and a description of such dividend, distribution, or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and
(iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation, or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least ten (10) days prior to the earlier of (1) the date specified in such notice on which such record is to be taken and (2) the date on which such action is to be taken.

      12. Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such holder).


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

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its President this 4th day of April, 2003.

                                      Integrated Information Systems, Inc.,
                                      a Delaware corporation


                                      By: /s/ James G. Garvey, Jr.
                                      Name: James G. Garvey, Jr.
                                      Title: President


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